Exhibit 10.21

CONFIDENTIAL TREATMENT REQUESTED UNDER

C.F.R SECTIONS 200.80(b)(4), 200.83 AND 230.406.

**** INDICATES OMITTED MATERIAL THAT IS THE

SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST

FILED SEPARATELY WITH THE COMMISSION.

THE OMITTED MATERIAL HAS BEEN FILED

SEPARATELY WITH THE COMMISSION.

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT, dated as of June 18, 1998, by and between COLGATE PALMOLIVE COMPANY, a Delaware, U.S. corporation (“Colgate”) and Inmobiliaria Hills, S.A. de C.V., a Mexican corporation (“IH”), and RHONE-POULENC de Mexico, S.A. de C.V., a Mexican corporation (“RP”).

WHEREAS, RP has agreed to invest the capital to construct a manufacturing plant (the “Plant”) located at KM 47, Carretera Federal 57 Queretaro-San Luis Potosi, Carretera Entroncal a San Jose Iturbide, KM 0.8, San Jose Iturbide, Guanajuato, within Mission Hills, Mexico (the “Colgate Facility), as more fully set forth in that certain letter of intent, dated July 18, 1997 between Colgate and RP (the “Letter of Intent”);

WHEREAS, RP shall lease the real property upon which the Plant is located from a Colgate affiliate pursuant to a lease (the “Lease”).

WHEREAS, pursuant to an “Operations Agreement” (as defined herein) RP shall manufacture and produce, dicalcium phosphate (the “Product”) at the Plant, meeting the specifications set forth herein and bearing RP’s trademark, and RP is willing to supply the Product to Colgate and IH pursuant to this Agreement and the Operations Agreement;

WHEREAS, Colgate and IH desire to purchase the Product from RP pursuant to the terms and conditions as are set forth therein; and

WHEREAS, Colgate desires to allocate purchases of Product to its related entities and affiliates around the world and to cause the same to purchase Product under this Agreement

NOW THEREFORE, in consideration of the promises and of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1. Defined Terms: As used in this Agreement, the following terms shall have the meanings set forth below:

“Commencement Date” shall mean the date on which all design objectives for the Plant have been met and commercial production of the Product commences.

“Contract Year” shall mean a twelve (12) month period during the Term (as defined in Section 3.1); the first “Contract Year” shall begin at the end of the month in which the Commencement Date falls.

“Global Agreement” shall mean the Global Supply Agreement, dated January 1, 1996, between RP and Colgate, as amended or extended by the parties to that Global Agreement from time to time.

“Operations Agreement” shall mean that certain Operations Agreement, dated as of June 18, 1998, between a Colgate affiliate and RP relating to the Plant.

“Order” shall mean orders by Colgate for the Product in accordance with Article 4

“Output” shall mean the quantity of Product to be manufactured by RP at the Plant, as determined in accordance with annual, quarterly and monthly forecasts provided to RP by Colgate, a Colgate affiliate or entity and IH.

“PPI Index” shall mean the Producer Price Index, less food component, published by the United States Bureau of Labor from time to time.

“Specifications” shall mean the specifications for the Product set forth on Exhibit A hereto.

“Start-up Phase” shall mean the period beginning on the Commencement Date and ending after the thirty (30) day period during which the Plant is able to produce Product at a rate of at least 54.7 (fifty four and seven tenths) metric tons per day meeting the Specifications.

Other terms not defined in this Article I but otherwise defined herein shall have the meanings so otherwise defined.

ARTICLE 2

SUPPLY OF PRODUCT, QUANTITY AND PRICE

Section 2.1. Supply of Product

(a) Effective upon the Commencement Date, RP shall (****) Output of the Plant and, as an inducement for RP to consider and authorize the construction of the Plant using capital provided by RP, Colgate, Colgate affiliates or entities and IH shall purchase (****) Output of the Plant as follows:

(i) IH shall purchase (****) Product, currently estimated to be (****) per year, from the Plant. Such requirement will be expressly excluded from Colgate’s

Mexican requirements under the Global Agreement, and Colgate’s obligations under the Global Agreement shall be reduced accordingly;

(ii) Colgate shall cause affiliates, entities or operating divisions to purchase (****), after giving effect to purchases of IH under Section 2.1(a)(i) above, in partial satisfaction of its other requirements for the Product outside of Mexico, which amounts shall not reduce or otherwise affect Colgate’s obligations under the Global Agreement. Such purchases may be allocated by Colgate in its sole discretion, and may be made pursuant to individual supply agreements in the form set forth in Exhibit C, or in a form substantially similar thereto. Such agreements may include other terms and conditions, which shall be binding, except to the extent that they conflict with this Agreement, in which case, the latter shall control.

(b) Notwithstanding anything to the contrary herein, Colgate, IH or other Colgate affiliates, entities or operating divisions shall pay (****) of Product contracted as set forth in Exhibit B, (****) per ton (collectively the “(****)”) for all Product actually forecasted (****) and meeting the Specifications, whether or not Colgate, IH, or any Colgate affiliate or entity actually accepts delivery of such Product, in accordance with Exhibit B. The parties acknowledge that the volumes and pricing set forth herein are designed to enable RP to recover its capital investment for the Plant (****).

Section 2.2. Price.

(a) The price to be paid to RP for each metric ton of Product (the “Price”) forecasted by Colgate or IH and produced at the Plant shall be determined as set forth on Exhibit B.

(b) If at any time during the term of this Agreement RP sells (****) Product (****), IH or any Colgate affiliate pursuant to this Agreement, at prices lower than the Price then in effect, RP shall give Colgate and IH prompt written notice of any such sale and its price and shall reduce the Price for the Product to prices equivalent to the lower prices so disclosed (****) of Product purchased by Colgate, IH or any Colgate affiliate.

(c) For the purposes of determining the Price, the parties acknowledge and agree that (****) Plant relating to the manufacture of Product shall be supplied in accordance with the terms of the Operations Agreement (****) under the terms of that agreement.

(d) Notwithstanding anything to the contrary in this Agreement, the parties acknowledge and agree that:

(i) (****) during each Contract Year following the Start-Up Phase, and that the cost structure set forth on Exhibit B is based upon (****); (ii) in the event that (****) forecasted and/or purchased under this Agreement is (****) per each such Contract Year, Colgate, IH or a Colgate affiliate or entity agrees to pay to RP the (****) (it being expressly understood and acknowledged that the (****) Product actually produced at the Plant; such costs shall be calculated each month and shall be included in the invoices issued pursuant to Sections 5.1); and (iii) if Colgate, IH or any Colgate affiliate or entity (****) during any Contract Year the Price applicable to each metric ton of Product (****) shall be adjusted in accordance with Exhibit B.

ARTICLE 3

TERM AND TERMINATION

Section 3.1. Term. The term of this Agreement shall commence on the first day of the month following the month in which the Commencement Date falls and continue for an initial period of five (5) Contract Years from such date, which period shall be automatically renewed for an additional period of five (5) Contract Years, unless sooner terminated in accordance with the terms hereof (collectively the “Term”). Colgate may terminate this Agreement at any time 3.25 years after commencement of the Term, upon one year’s prior written notice to RP, which may not be given prior to such , solely in the event that Colgate has reformulated its downstream process to exclude or substantially reduce its use of the Product as a raw material in Colgate’s products; provided, however, that Colgate’s obligations under the Global Agreement shall survive termination of this Agreement.

Section 3.2. Termination by Either Party. Any party hereto may terminate this Agreement upon written notice of termination given to the others if any party (a) shall have committed a material breach or default under this Agreement, which breach or default shall not be remedied within sixty (60) days after the receipt of written notice thereof by the party in breach or default; (b) shall fail to make any material payment when due hereunder; or (c) under any applicable law (i) makes an assignment for the benefit of creditors, (ii) permits the appointment of a trustee or receiver of all or a substantial part of its assets, (iii) admits in writing its inability to own its assets, (iii) admits in writing its inability to meet its obligations when due or commit any other act of bankruptcy or (iv) institutes voluntary proceedings in bankruptcy or insolvency, or permits voluntary institution of such proceedings against it.

Section 3.3. Decommissioning. Upon termination of the Lease, RP shall be both obligated and entitled to decommission the Plant. Colgate or its Mexican affiliates shall pay for the cost and expense of such decommissioning; provided, however, that (i) such cost shall not exceed the (****) (subject to escalation according to the applicable PPI Index, retroactive to the beginning of any applicable year, over the 1997 base therefor for all contract years after 1997), and (ii) such decommissioning commences prior to the fifth anniversary of the Commencement Date. For the purposes of this Agreement, “decommissioning” shall mean the restoration of the real estate upon which the Plant is located to its original condition, including remediation of any subsurface contamination caused by the construction or operations of the Plant and excluding any remediation unrelated to the construction or operation of the Plant, with all equipment and structures to be removed and retained by RP.

Section 3.4. Removal and Compensation Upon Termination. Upon the termination of this Agreement for any reason whatsoever, Colgate or IH or affiliates or entities designated by any of them shall no later than thirty (30) days from the date of such termination, purchase from RP all finished Products which meet the Specifications and all raw materials, work in progress and intermediate chemicals and packaging then in possession of RP, which were purchased or processed specifically for production of the Products pursuant to this Agreement (the “Other Products”); provided, however, that the Other Products, to the extent practicable, shall be converted by RP into and/or used to manufacture additional finished Products which shall also be purchased by Colgate or IH or affiliates or entities designated by any of them . The purchase price for such finished Products and the Other Products shall be at a cost consistent with RP’s method of determining the Price pursuant to Exhibit B and in accordance with Section 2.2 hereof. Upon such purchase, Colgate or IH or affiliates or entities designated by any of them shall promptly remove such purchased Product and Other Products from the Plant, at its own cost and expense.

Section 3.5. Continuing Obligations. The expiration or termination of this Agreement shall not (i) prejudice any remedy either party may have against the other for breach or nonperformance of this Agreement, (ii) relieve either party of any liability or obligation which has accrued or arisen prior to the effective date of such expiration or termination or (iii) affect the continued operation or enforcement of any provision of this Agreement which by its express terms is to survive any such expiration or termination.

ARTICLE 4

ORDERING PROCESS

Section 4.1. For the volumes allocated to (****) as per Section 2.1, IH shall order Product based on actual production (****). Inventory for IH’s Mexican (****) will be managed by RP. Procedures to communicate (****) and manage inventory will be agreed by the two parties. IH agrees to supply RP with a three-month rolling forecast of Product (unless otherwise specified), which will be updated within the first ten days of every month.

Section 4.2. Regarding the (****) as per Section 2.1 actual (****) will be communicated to RP by Colgate or any Colgate affiliate or entities through a local supply agreement including a written purchase or release order, or electronically or by any means mutually agreed by the two parties. Colgate or its affiliates or entities purchasing under this Agreement agree to supply RP with forecasts of Product (unless otherwise specified by the purchaser under this Agreement), as appropriate, which may be updated within the first ten days of every month. The amount of Product actually purchased by Colgate or its entities or affiliates under this Agreement shall vary based upon its or their actual production (****). The aforesaid forecasts shall be neither a minimum nor maximum purchase guarantee but rather shall serve as an estimate of Colgate volume (****); provided, however, that notwithstanding the foregoing, the provisions of Section 2.2(d) and Exhibit B relating to the payments owed by Colgate affiliates or entities irrespective of its or their actual purchases of Product under this Agreement shall nevertheless apply.

ARTICLE 5

TERMS OF PAYMENT

Section 5.1. RP shall invoice IH at the end of each month for each shipment of Product ordered pursuant to Section 4.1; such invoices shall also include the Fixed Amounts Per Metric Ton whether or not Product is ordered by IH. Terms of payment for each invoice shall be net fifteen (15) days (Payment in US dollars or local equivalent).

Section 5.2. RP shall invoice other Colgate affiliates or entities for each shipment of Product pursuant to Section 4.2. Terms of payment for each invoice shall be net ninety (90) days.

Section 5.3 RP reserves the right to charge interest at the rate of 1.5% per month for any invoices outstanding more than ninety (90) days.

ARTICLE 6

DELIVERY, SHIPMENT AND STORAGE OF FINISHED PRODUCT

Section 6.1. Packing and Shipping. RP shall pack the Product in standard packages of 25 kg and 27.5 kg bags, jumbo bags (1 to 2 MTS) and bulk. [As a reference, a 20 ft FCL based on 25 kg or 27.5 kg bag can be filled with 16.5 MTS of Product.] RP shall deliver Product to IH or Colgate affiliates or entities ex works the Plant in accordance with instructions received pursuant to Article 4. RP shall arrange for shipping, at the sole cost and expense of IH or Colgate affiliates or entities, of all Product in accordance with the instructions received from any of them. Title to in process and finished Product shall transfer to Colgate upon departure of such Product from the Plant.

Section 6.2. Losses in Connection with Shipping. Although RP shall in good faith use its best efforts to package and load the Product for shipment in accordance with instructions received from IH or any Colgate affiliate or entity. The parties agree that RP shall not be liable to Colgate for any losses or damages suffered due to a delay in or damage from shipment.

Section 6.3. Product Information. RP shall furnish with each shipment hereunder Material Safety Data Sheets (“MSDS”), which include the appropriate chemical abstract service number and confirmation that the product is also listed on the Toxic Substances Control Act (“TSCA”) chemical substances inventory maintained by the U.S. Environmental Protection Agency. MSDS shall also contain health, safety, and other hazard communication information consistent with the Occupational Safety and Health Administration’s communication standard. Colgate shall disseminate appropriate health and safety information to Colgate’s employees, contractors, and customers who handle, use, buy or may be exposed to the Product.

ARTICLE 7

PRODUCT SPECIFICATIONS

Section 7.1. Product Specifications. The Product Specifications listed on Exhibit A hereto may be changed from time to time by mutual agreement of the parties to meet the demands of the market or as a result of process changes the parties may agree to make. If the changes to the Product Specifications result in a cost change to RP, then RP shall only be required to proceed with such changes if the parties agree to an adjustment in the Price for the Product to the extent affected.

ARTICLE 8

CLAIMS AND WARRANTIES; INDEMNITY

Section 8.1. RP’s Warranty. RP warrants exclusively to Colgate and IH that Product sold and delivered hereunder shall at the time of delivery conform to the applicable Product Specifications.

Section 8.2. Exclusive Warranty. THE WARRANTY PROVIDED FOR IN SECTION 8.1 IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WHETHER PERTAINING TO THE PRODUCT AND WHETHER ARISING BY LAW, CUSTOM, CONDUCT, OR USAGE OR TRADE, AND THE RIGHTS AND REMEDIES OF COLGATE PROVIDED IN ARTICLE 8 ARE EXCLUSIVE AND IN LIEU OF ALL OTHER RIGHTS AND REMEDIES.

Section 8.3. RP’s Covenants. RP covenants to comply with all federal or national, state or regional, local or municipal laws, regulations, ordinances, permits and orders, including, without limitation, all environmental, health, safety, child welfare, wage and hour, labor and other workplace laws regulations, and RP shall obtain all necessary permits and approvals, in each case as is necessary in connection with RP’s performance of this Agreement.

Section 8.4. Colgate’s Remedies. If any Product is shown to be in breach of RP’s warranty contained in Section 8.1 (“Non-Conforming Product”), Colgate’s and IH’s exclusive remedy shall be to return to RP the Non-Conforming Product and to receive a credit in the amount paid to RP hereunder for such Non-Conforming Product and related transportation costs (including costs of returning such Non-Conforming Product) or to have RP replace such Non-Conforming Product.

Section 8 5. Consequential or Incidental Damages. EXCEPT FOR RP’S OBLIGATION TO REFUND OR REPLACE NON-CONFORMING PRODUCT AS SET FORTH IN SECTION 8.4 ABOVE AND EXCEPT AS SET FORTH IN SECTION 8.7 BELOW. RP SHALL NOT BE LIABLE FOR, AND COLGATE AND IH WAIVE ANY AND ALL CLAIMS AGAINST RP FOR, ANY AND ALL DAMAGES, INCLUDING SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES, WHICH MAY BE CAUSED BY, OR IN ANY WAY RESULT FROM, THE PRODUCT OR ITS DELIVERY UNDER THIS AGREEMENT, OR ANY BREACH OF RP’S COVENANTS HEREUNDER, INCLUDING DAMAGES RESULTING FROM DELAYS IN DELIVERY, OR FAILURE TO DELIVER, ANY PRODUCT, WHETHER BASED ON NEGLIGENCE, BREACH OF WARRANTY, STRICT LIABILITY, VIOLATION OF LAW OR ANY OTHER CAUSE OF ACTION.

Section 8 6. Notification. Any potential claim by Colgate or IH that any Product failed to meet its applicable Product Specifications or is otherwise not in compliance with the applicable Purchase Order shall be waived unless made within six (6) months after receipt and acceptance of the applicable shipment of Product.

Section 8.7. Gross Negligence and Willful Misconduct. It is understood and agreed that the limitations on RP’s liability as set forth in Sections 8.2, 8.4 and 8.5 shall not apply in respect to any personal injuries or property damages, to the extent that such injuries or damages have been caused by RP’s gross negligence or willful misconduct.

Section 8.8. Suitability of Product. Determination of the suitability of any of the Product for the uses and applications contemplated by Colgate or IH shall be the sole responsibility of Colgate and IH. RP makes no warranty or guaranty with respect to the use of any of the Product, whether used singly or in combination with any other material.

Section 8.9. Indemnity.

(a) RP agrees to indemnify, defend and hold harmless Colgate and IH and each of its officers, director, stockholders, agents and employees from and against and in respect of any and all demands, claims, actions or causes of action, assessment and losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any expenses required to be paid or incurred in connection with any action, suit, proceeding, claim appeal, demand, assessment or judgment) (collectively, “Losses”), resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of RP’s performance of this Agreement; provided, however, that it is expressly understood and agreed that (i) RP’s indemnity obligation under Section 8.9(a) is absolutely subject to the provisions Section 8.1 through 8.8, inclusive; and (ii) accordingly, any Losses which are covered by such provisions are not indemnifiable by RP under this Section 8.9(a) (except as otherwise provided in Section 8.7). RP’s indemnification obligations under this Section 8.9 shall survive the expiration or earlier termination of this Agreement for any reason whatsoever.

(b) Except as set forth in Section 8.9(a), Colgate agrees to indemnify, defend and hold harmless RP and each of its officers, directors, stockholders, agents and employees from and against and in respect of any and all Losses resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of the sale, marketing, possession, handling, processing or use of any of the Product following delivery to and acceptance by Colgate or IH or any Colgate affiliate or entity, regardless of the cause or origin of the Losses. Colgate’s indemnification obligations under this Section 8.9 shall survive the expiration or earlier termination of this Agreement for any reason whatsoever.

ARTICLE 9

CONFIDENTIALITY

Section 9.1. Confidentiality by RP. Except as otherwise authorized herein. RP shall not, at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever any information concerning any matters affecting or relating to the Product, including without limitation, the Price or any other information concerning the business of Colgate or IH, its manner of operation, its plans, processes, or other data without regard to whether all of the foregoing matters will be deemed confidential, material or important, the parties stipulating that as between them, the same are important and confidential and materially affect the successful conduct of the business of Colgate or IH and its or their good will; provided, however, that RP may make such disclosure of any of the above information (i) upon the prior written consent of Colgate and IH, (ii) if and only to the extent required to be made to RP’s employees, representatives, contractors or others as necessary or appropriate in the performance of this Agreement or (iii) as may otherwise be required by law or regulation or by order of a court or other governmental agency. Notwithstanding anything contained herein in this Article 9 to the contrary, RP shall have the right to use, disclose or otherwise deal with any information which (i) at the time of disclosure from Colgate or IH to RP was generally available to the public (other than by breach of a contractual, legal or fiduciary obligation of which-RP had reason to be aware), as evidenced by generally available documents or publications; (ii) after disclosure from Colgate or IH to RP becomes generally available to the public by publication or otherwise by reason other than a breach of any contractual, legal or fiduciary obligation of which RP had reason to be aware; or (iii) was received by RP from a third party, which third party was not prohibited from transmitting such information to the disclosing party by reason of a contractual, legal or fiduciary obligation of which RP had reason to be aware.

Section 9.2. Confidentiality by Colgate or IH. Except as otherwise authorized herein, Colgate and IH shall not, at any time or in any manner, either directly or indirectly, divulge, disclose or communicate to any person, firm or corporation in any manner whatsoever any information concerning any matters affecting or relating to the Product, including without limitation, the Price, the Intellectual Property or any other information concerning the business of RP, its manner of operation, its plans, processes, or other data without regard to whether all of the foregoing matters will be deemed confidential, material or important, the parties stipulating that as between them, the same are important and confidential and materially affect the successful conduct of the business of RP and its good will, provided, however, that Colgate or IH may make such disclosure of any of the above information (i) upon the prior written consent of RP, (ii) if and only to the extent required to be made to Colgate’s or IH’s employees, representatives, contractors or others as necessary or appropriate in the performance of this Agreement or (iii) as may otherwise be required by law or regulation or by order of a court or other governmental agency. Notwithstanding anything contained herein in this Article 9 to the contrary, Colgate and IH shall have the right to use, disclose or otherwise deal with any information which (i) at the time of disclosure from RP to Colgate or IH was generally available to the public (other than by breach of a contractual, legal or fiduciary obligation of which Colgate or IH had reason to be aware), as evidenced by generally available documents or publications; (ii) after disclosure from RP to Colgate or IH becomes generally available to the public by publication or otherwise by reason other than a breach of any contractual, legal or fiduciary obligation of which Colgate or IH had reason to be aware; or (iii) was received by Colgate or IH from a third party, which third party was not prohibited from transmitting such information to the disclosing party by reason of a contractual, legal or fiduciary obligation of which Colgate or IH had reason to be aware.

Section 9.3. Survival of Obligations. The obligations and covenants of the parties set forth in this Article 9 shall survive the expiration or termination of this Agreement for any reason whatsoever for a period of ten (10) years.

ARTICLE 10

FORCE MAJEURE

No liability shall result to Colgate, IH or RP from any delay in performance or from non-performance caused by circumstances beyond the reasonable control of the party affected, including but not limited to, acts of God, fire, flood, explosion, war, action or request of governmental authority, accident, labor trouble or shortage, inability to obtain material, power, equipment or transportation, or any other circumstances of a similar or different nature beyond the reasonable control of the party so failing, in each case for reasons other than the adverse financial condition of the party so failing (“Force Majeure”). The party suffering the Force Majeure shall diligently attempt to remove such cause or causes and shall promptly notify the other party of the existence of such Force Majeure and its probable duration. If any event of Force Majeure occurs that will affect RP’s ability to timely fill any Purchase Order. Colgate, IH or any Colgate affiliate or entities shall be entitled to cancel such Purchase Order and to suspend Colgate’s, IH’s or any Colgate affiliate or entity obligation to purchase product on a pro rata basis (based on the duration of the event of Force Majeure) solely during the period of the Force Majeure. In no event, however, shall an event of Force Majeure suspend or otherwise affect the obligation of Colgate, IH or any Colgate affiliate or entity to pay for Product which is or has been provided or to pay the Fixed Amounts Per Metric Ton.

ARTICLE 11

TAXES

RP may at its option elect to add to the purchase price invoiced hereunder any additional amounts required to be paid by RP pursuant to any new tax, or amendment to an existing tax, which amounts are payable by RP as a result of the sale or delivery of the Product to Colgate, IH or any Colgate affiliate or entity including but not limited to, sales tax, use tax, gross receipts tax, value added tax and transportation tax.

ARTICLE 12

DISPUTE RESOLUTION

Section 12.1. Except as otherwise provided in this Agreement, the parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by confidential negotiations between persons who have authority to settle the controversy. All such negotiations shall be treated as compromise and settlement negotiations for purposes of the relevant rules of evidence. Any party may give the other party written notice of any dispute. Within ten (10) business days after delivery of such notice, the receiving party shall submit to the other a written response. The initial notice and the response shall include a statement of each party’s position and a summary of the arguments supporting that position. Within twenty (20) business days after the date of the initial notice, the duly authorized representatives of the parties (and/or their delegates) shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to the other shall be honored promptly, and such exchange may, as the parties may agree, be governed by Article 9.

Section 12.2. If the parties do not meet or the dispute has not been resolved by the foregoing negotiation within thirty (30) business days of the disputing party’s initial notice, the parties shall endeavor to settle the dispute by non binding mediation under the then current CPR

Model Mediation Procedure for Business Disputes. Unless otherwise agreed the parties shall select a mediator from the CPR Panels of Neutrals. The mediation shall take place in New York. New York and shall be concluded within seventy-five (75) days from the date of the disputing party’s initial notice, unless the parties mutually agree to an extension.

Section 12.3. If the dispute is not settled through the foregoing mediation procedure, either party may refer the dispute to and the dispute will be settled by, arbitration, before three (3) arbitrators in accordance with the rules of the CPR Model Arbitration Rules then in effect. To initiate arbitration under this Section 12.3, the aggrieved party shall give the other party written notice, describing the claim and the amount as to which intends to initiate arbitration. Within fifteen (15) days after the receipt of such notice, each party shall select one person to act as arbitrator, and the two so selected shall select a third arbitrator within ten (10) days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the CPR. At least one of the arbitrators so selected will be an attorney actively engaged in the practice of law for at least (10) years and familiar with procurement Agreements. Any such arbitration will be conducted in New York, NY. The arbitrators shall apply New York law, regardless of its choice of law principles. The reasonable expenses of the arbitration shall be borne equally by the parties. Each party shall bear the cost of its counsel and other experts. The parties shall agree on a schedule for conducting the arbitration, including the exchange of documents and the examination of witnesses. The award of the arbitrators shall be accompanied by a reasoned opinion. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction of the parties and the subject and matter of the dispute.

Section 12.4. The parties further agree that:

(a) The arbitrators will have no authority to make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

(b) Either party, before or during arbitration, may apply to an appropriate New York court having jurisdiction of the parties and the subject matter of the dispute for a temporary restraining order or preliminary injunction where such relief is necessary to protect its interest pending completion of the arbitration proceedings. Arbitration will not be required for actions for recovery of specific property.

(c) Neither party nor the arbitrators may disclose the existence or results of any arbitration hereunder without the prior written consent of both parties.

(d) Each party will bear its own costs and expenses incurred in connection with any of the foregoing dispute resolution.

ARTICLE 13

INSURANCE

Section 13.1 By RP. RP shall provide and maintain at its expense during the term of this Agreement comprehensive general liability insurance, including product and contractual liability insurance covering bodily injury and property damage to third parties arising out of the use or handling of the Product, with a limit of $5,000,000 for any one occurrence with respect to bodily injury and property damage.

Section 13.2 By Colgate. Colgate shall provide and maintain at its expense during the term of this Agreement comprehensive general liability insurance, including product and contractual liability insurance covering bodily injury and property damage to third parties arising out of the use or handling of the Product, with a limit of $5,000,000 for any one occurrence with respect to bodily injury and property damage.

ARTICLE 14

NOTICES

All notices, claims, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or on the date of receipt or refusal indicated on the return if delivered or mailed (registered or certified mail postage prepaid, return receipt requested) as follows:

If to Colgate:	Colgate-Palmolive Company
300 Park Avenue
New York, New York 10022
Fax (212) 310-2923
Attn: Global Materials & Sourcing

with copies to:	General Counsel
Colgate-Palmolive Company
300 Park Avenue
New York, New York 10022
Fax (212) 310-3274
Attn: General Counsel

Inmobiliaria Hills, S.A. de C.V.
Presa la Angostura 225, Col. Irrigacion,
Mexico, D.F., C.P. 11500
Attn: Stuart Burkhead

If to RP:	Rhodia Inc.
Prospect Plains Road
Cranbury, New Jersey 08512-7500
Attn: Richard Kennedy, Jr.

with a copy to:	Rhodia Inc.
Prospect Plains Road
Cranbury, New Jersey 08512-7500
Attention: Senior Operations Counsel

Rhone-Poulenc de Mexico, S.A. de C.V.
Av. Vasco de Quiroga No. 3000 PISO 2
Col. Lomas de Santa Fe, 01210, Alvaro
Obregon, Mexico, D.F.
Attention: Daniel Vidalinc
General Manager

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

ARTICLE 15

MISCELLANEOUS

Section 15.1. Entire Agreement. The term and conditions hereof, together with the Operations Agreement and the Lease, shall constitute the entire agreement between the parties and shall supersede all previous communications, either oral or written, between the parties with respect to the subject matter hereof, and any agreement or understanding, varying or extending the same shall not be binding upon either party unless in writing.

Section 15.2. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to its provisions concerning conflicts or choice of law. English shall be the governing language of this Agreement.

Section 15.3. Assignment; Binding Nature. This Agreement shall not be assignable by either party hereto without the express prior written consent of the other party, except to the successor or assignee of all or substantially all of the assignor’s business to which the Agreement relates. When duly assigned in accordance herewith, this Agreement shall be binding on and inure to the benefit of each party’s successors and assignees.

Section 15.4. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, both of which together shall constitute one and the same agreement.

Section 15.5. Headings. Readings as to the contents of particular Articles or Sections are provided for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular Articles or Sections to which they refer.

Section 15.6. Non-Waiver. Failure of either party to exercise any of its rights under this Agreement upon one occasion shall not waive the party’s right to exercise the same on another occasion.

Section 15.7. Independent Business. In the performance of this Agreement, the parties are engaged in independent business, and nothing in this Agreement shall be construed to.

(a) grant either party any right to control the other party with respect to the conduct of its business expect as provided in the Operating Agreement;

(b) make either party a partner, joint venture, agent or other representative of the other party;

(c) grant either party any right of authority to assume or create any obligation on behalf of or in the name of the other party; or

(d) accept legal summons or legal process for the other party.

Section 15.8. Conflict. If the terms of this Agreement conflict with the terms of the Letter of Intent or Operations Agreement, the terms of this Agreement shall govern such conflicts expressly addressed in this Agreement. Except for such conflicts addressed in the preceding sentence, the terms of the Letter of Intent shall remain unchanged and continue in full force and effect.

Section 15.9. Compliance with Laws. In the performance of the Agreement, Colgate, IH and Colgate’s affiliates or entities and RP shall comply with all applicable federal or national, state or regional and local or municipal laws, regulations, ordinances, permits and orders, including, without limitation, all environmental, health, safety, child welfare, wage & hour, label and other workplace laws and regulations, and Colgate, IH or its or their respective affiliates or entities, as appropriate, shall obtain all necessary permits and approvals and give all stipulations, certifications and representations, in each case as is necessary in connection with its or their performance of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

COLGATE-PALMOLIVE COMPANY

By:
Name:
Title:

INMOBILIARIA HILLS S. A. de C.V.

By:	/s/ Salvador Martinez-Murillo
Name:	Salvador Martinez-murillo
Title:	Legal Representative.

RHONE-POULENC de MEXICO S.A. de C.V.

By:	/s/ Daniel Vidalinc
Name:	Daniel Vidalinc
Title:	General Manager

EXHIBIT A

Specifications

(See Attachment)

Agreement upon the above-listed specifications has been reached by the authorized individuals in each company whose signatures appear below.

COLGATE-PALMOLIVE COMPANY

By:
Name:
Title:

Date:

INMOBILIARIA HILLS, S.A. de C.V.

By:	/s/ Salvador Martinez-Murillo
Name:	Salvador Martinez-murillo.
Title:	Legal Representative

Date:	JUNE 18, 1998.

RHONE-POULENC de MEXICO S.A. de C.V.

By:	/s/ Daniel Vidalinc
Name:	Daniel Vidalinc
Title:	General Manager

Date:

(****)

(****)

EXHIBIT B

Price

(****)

EXHIBIT C

LOCAL SUPPLY AGREEMENT

                     (“Colgate”) an affiliate of Colgate Palmolive Company and Rhone-Poulenc de Mexico, S.A. de C.V. (“Supplier”) agree as follows:

1.	Colgate shall purchase from Supplier and Supplier shall sell and deliver to Colgate Product, as fully defined in the Supply Agreement by and among Colgate-Palmolive Company, Inmobiliara Hills, S.A. de C.V. and Supplier dated June , 1998 (the “Supply Agreement”), for use in Colgate brands.

2.	Such purchases shall be subject to all of the terms and conditions of the aforesaid Supply Agreement, including, without limitation, the purchasing and pricing terms of Article 2.

3.	Colgate’s purchases shall also be subject and the terms, conditions and instructions contained in the attached purchasing, scheduling or release orders. To the extent that these terms, conditions and instructions conflict with any express term of the Supply Agreement, the latter term shall control.

Agreement on these matters has been reached by authorized individuals in each company whose signatures appear below.

RHONE-POULENC, S.A. de C.V.

By:
Name
Title

COLGATE PALMOLIVE

By:
Name
Title